Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces First Quarter 2015 Financial Results

-Net Income Increased 16 percent-

INCLINE VILLAGE, NV, May 6, 2015 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the first quarter ended March 31, 2015.

Total revenues for the first quarter of 2015 increased nine percent to $149.7 million from $136.8 million in the first quarter of 2014. Revenues for the quarter ended March 31, 2015 included $127.8 million in royalty and license payments from PDL's licensees to the Queen et al. patents, $11.4 million in net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets, which included approximately $0.9 million in net cash royalty rights payments, and $10.5 million in interest revenue from notes receivable debt financings to late-state healthcare companies. The first quarter of 2015 royalty revenue growth over the first quarter of 2014 is driven by increased sales of Perjeta®, Xolair®, Kadcyla®, Entyvio®, Actemra® and Tysabri® by PDL's licensees and a $1.5 million increase in interest revenue related to acquisitions of new revenue generating assets.

Operating expenses in the first quarter of 2015 were $7.7 million, compared with $4.6 million in the first quarter of 2014. The increase in operating expenses for the quarter ended March 31, 2015, when compared to the quarter ended March 31, 2014, was primarily the result of an increase in general and administrative expenses of $1.8 million for professional service expenses mostly related to the asset management of Wellstat Diagnostics, $0.9 million for compensation and $0.3 million for stock compensation.

Net income in the first quarter of 2015 was $84.5 million, or $0.50 per diluted share as compared with net income in the first quarter of 2014 of $72.9 million, or $0.44 per diluted share. The increase in net income in the first quarter of 2015 over the same period in 2014 is primarily due to the increase in royalty revenues from the Queen et al. patents.

Net cash provided by operating activities in the first quarter of 2015 was $71.8 million, compared with $68.1 million in the first quarter of 2014. At March 31, 2015, PDL had cash, cash equivalents and investments of $418.9 million, compared with $293.7 million at December 31, 2014. The increase was primarily attributable to net cash provided by the proceeds from the March 2015 Term Loan of $100.0 million, proceeds from royalty rights of $0.9 million, and cash generated by operating activities of $71.8 million, offset in part by payment of dividends of $24.5 million, extinguishment of the Series 2012 Notes for $22.3 million, and the payment of $0.6 million for debt issuance costs related to the March 2015 Term Loan.

Recent Developments

LENSAR Forbearance Agreement

PDL and LENSAR are currently in discussions regarding a forbearance agreement whereby PDL may agree to refrain from exercising certain remedies under the LENSAR loan agreement for a period of time while LENSAR either raises funds through an equity based financing, enters into a binding agreement to complete a sale of itself or of its assets, or obtains a debt financing sufficient to repay PDL for all amounts owed. There can be no assurances of the timing of the forbearance agreement or whether PDL will enter into such forbearance agreement. Should the parties be unable to reach agreement, PDL will assess its options at that time.

Retirement of May 2015 Notes

On May 1, 2015, the Company completed the retirement of the remaining $155.1 million of aggregate principal of its May 2015 notes at their stated maturity for $155.1 million, plus approximately 5.2 million shares of its common stock for the excess conversion value. In connection with the conversion of our May 2015 Notes and an associated bond hedge, we exercised purchased call options and the hedge counterparties delivered to the Company approximately 5.2 million of PDL common shares, which was the amount equal to the shares required to be delivered by us to the note holders for the excess conversion value.

2015 Dividends
On January 27, 2015, our board of directors declared that the regular quarterly dividends to be paid to our stockholders in 2015 will be $0.15 per share of common stock, payable on March 12, June 12, September 11 and December 11 of 2015 to stockholders of record on March 5, June 5, September 4 and December 4 of 2015, the record dates for each of the dividend payments, respectively. On March 12, 2015, we paid the regular quarterly dividend to our stockholders totaling $24.5 million using earnings generated in the three months ended March 31, 2015.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, May 6, 2015.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 38498993. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 12, 2015, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 38498993.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $780 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on intellectual property asset management, acquiring new income generating assets and maximizing value for its shareholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Revenues
Royalties from Queen et al. patents	$127,810	$116,026
Royalty rights - change in fair value	11,362	11,707
Interest revenue	10,534	9,071
Total revenues	149,706	136,804

Operating Expenses
General and administrative expenses	7,666	4,582
Operating income	142,040	132,222

Non-operating expense, net
Interest and other income, net	86	50
Interest expense	(8,610)	(10,525)
Loss on extinguishment of debt	—	(6,143)
Total non-operating expense, net	(8,524)	(16,618)

Income before income taxes	133,516	115,604
Income tax expense	49,018	42,721
Net income	$84,498	$72,883

Net income per share
Basic	$0.52	$0.48
Diluted	$0.50	$0.44

Shares used to compute income per basic share	162,829	151,198
Shares used to compute income per diluted share	170,412	164,571

Cash dividends declared per common share	$0.60	$0.60

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	March 31,	December 31,
	2015	2014
Cash, cash equivalents and investments	$418,920	$293,687
Total notes receivable	$365,806	$363,212
Total royalty rights - at fair value	$269,668	$259,244
Total assets	$1,114,133	$962,350
Total term loan payable	$99,393	$—
Total convertible notes payable	$432,567	$451,724
Total stockholders' equity	$451,944	$460,437

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2015	2014
Net income	$84,498	$72,883
Adjustments to reconcile net income to net cash provided by (used in) operating activities	(3,442)	(1,612)
Changes in assets and liabilities	(9,210)	(3,130)
Net cash provided by operating activities	$71,846	$68,141